EXHIBIT 10.18

September 3, 2015

Mr. David W. McCauley

President

LSI Graphic Solutions Plus

9260 Pleasantwood Avenue NW

North Canton, OH 44720

RE:  Separation Agreement and Release

Dear Dave:

As we discussed, we have agreed that you will retire from full-time employment with LSI and will continue in a consulting role per the terms of this letter agreement (“Agreement”). We will work cooperatively to make a smooth and successful transition for you. This Agreement outlines the terms of our agreement and modification of your existing agreements with LSI:

Announcement of Retirement: You will announce at the Executive Team meeting on July 17, 2015 that you are retiring from LSI within the next 90 days and that you will be assisting LSI to make a successful transition to the next President of LSI Graphic Solutions Plus. You may script the reason for your retirement, subject to approval from LSI, and LSI will work with you on a mutually agreeable communication strategy for the internal and external communication about your departure from LSI.

Transition Period: You agree to continue working in your current role until a mutually agreeable date in October, 2015, as LSI conducts a search for and installs the next President of LSI Graphic Solutions Plus. During this Transition Period, you must continue functioning in a positive and professional manner and act in the best interest of LSI. After the next President is announced and in place, LSI and you will decide the appropriate date in October, 2015 for your last day of full-time employment with LSI.

Consulting Period: Following the last day of your employment, LSI will continue working with you on an as needed basis as a consultant through June 30, 2016. You will be required to complete projects and tasks requested by the new President or CEO, if any, and generally remain available upon reasonable request to assist with the ongoing business needs of LSI. Both parties anticipate that this consulting work will be less than full-time and will be scheduled at a mutually workable time and location. You will work from a home office during this consulting period, unless requested to be on-site at LSI by the new President or the CEO upon reasonable advanced notice. As a consultant, you will not have the authority to bind LSI to any contract or obligation.

Compensation:

During this Transition Period, LSI will continue to pay you your regular salary and benefits through the last date of your employment.

LSI will pay you for all earned and unused paid time off to which you are entitled.

Your 2015 STIP award for fiscal year 2015 will be paid in August, 2015. You will be eligible for a pro rata 2016 STIP award from July 1, 2015 through the last day of your employment, and any award earned will be paid in August, 2016.

Your 401(k) salary deferral will end with your final paycheck at the end of the Transition Period, and you are ineligible for company contribution into the Deferred Compensation Plan for fiscal year 2016.

During this Consulting Period, LSI will pay you at a rate of $28,000 per month payable at the end of each month, with a pro rata amount being paid for the month of October based on the date the consulting period begins.

The compensation described in this Section 0 includes payment for all bonuses, commissions, debts, unused vacation pay, and any other severance, salary continuation or other financial obligations due from LSI, including but not limited to the compensation set forth in the June 30, 1997 Employment Agreement.

Stock Options: Your awards of stock options and shares of restricted stock shall be governed by LSI’s 2003 Equity Compensation Plan, as Amended and Restated Through January 25, 2006 and LSI’s Amended and Restated 2012 Stock Incentive Plan, as of November 20, 2014, as the case may be. Each of these plans provides generally that when your employment terminates by retirement, your awards shall fully vest and may thereafter be exercised for 90 days. Exhibit A provides a complete and accurate listing of all outstanding and unvested stock options and shares of restricted stock held by you as of the Retirement Date.  From the date hereof through the Retirement Date, you shall vest in that portion of the stock options and shares of restricted stock as though you had remained employed with LSI through that date.  In addition, effective as of your Retirement Date, all of the awards of stock options and shares of restricted stock identified on Exhibit A shall vest and become immediately exercisable and may thereafter be exercised until 90 days after the Retirement Date, except as follows: with respect to the July 1, 2015 award of performance-based stock options, the option to purchase 10,000 shares shall vest in full in accordance with the goal attainment schedule on Exhibit I of such July 1, 2015 performance-based stock option agreement if and when the performance conditions described therein are achieved. If such performance conditions are not achieved, the July 1, 2015 performance-based stock option to purchase 10,000 shares shall be forfeited.

Health Care Coverage: Your health insurance coverage will end upon your last day of employment. Information about your COBRA rights to continue to participate in the Company group health and dental insurance program(s) and your conversion privilege under the group life insurance plan is described in separate documents that will be mailed to you.

Management Confidentiality Agreement: You abide by your ongoing obligations set forth in the June 30, 1997 Employment Agreement. Enclosed is a copy of the agreement to remind you of your ongoing legal obligations.

Non-Interference:

You will not disclose or use for your own benefit, or for the benefit of anyone outside of LSI, any confidential information relating to LSI or any project that you worked on or learned about during your employment with LSI.

You will not, directly or indirectly, divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of LSI (e.g., joint ventures, other business combinations, investment opportunities, potential investors in LSI, and other similar opportunities) which you became aware of during your employment with LSI.

You will not make any disparaging comments about LSI or take any action to interfere with its business.

Indemnification: You shall be indemnified with respect to any and all matters that arose during your employment with LSI, whether arising from your status as employee, officer, or otherwise, to the maximum extent allowable under, and subject to any conditions or limitations set forth in the company’s Article of Incorporation, Code of Regulations, or applicable law, provided however, that you shall not be indemnified to the extent it is shown that you acted in bad faith, violated the law, or engaged in intentional wrongdoing. These indemnification obligations shall survive the expiration or termination of the Agreement.

Compliance: You agree that LSI will have the right to discontinue and recover the consulting payments if you violate the provisions in this letter agreement, in addition to its other legal and equitable remedies.

Dave, we are offering this program conditional upon your signing the General Release and Waiver that follows. Please read it carefully and consider it. You already have reviewed the letter agreement with your attorney.

GENERAL RELEASE AND WAIVER

In return for the items listed above, I, David W. McCauley, hereby waive, release, and hold harmless LSI Industries, LSI Graphic Solutions Plus, Grady McCauley Inc., and their subsidiaries, parents, affiliates, predecessors, owners, directors, officers, employees, agents, consultants, contractors, attorneys and advisors (collectively, “LSI”), from any and all claims, suits or liabilities arising from or by the reason of my employment or termination of employment from LSI. I further agree to refrain from suing LSI with respect to any such matters. Released claims include, without limitation, any and all claims arising under federal, state or local laws, including, without limitation, claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, any other federal, state or local law prohibiting employment discrimination or otherwise regulating wages, hours or working conditions, and any and all claims under the common law for breach of express or implied contract, violation of the covenant of good faith and fair dealing, violation of public policy, negligence, slander, defamation, invasion of privacy, false light, breach of fiduciary duty, intentional interference, intentional or negligent infliction of emotional distress, intrusion, loss of consortium, retaliatory or wrongful termination, punitive damages, and claims that I have or may have which may have arisen up to and including the date of this agreement.

I further waive the right to receive any monetary damages or personal benefit as a result of any claim that might be filed by me or anyone else on my behalf with the Equal Employment Opportunity Commission and/or the Ohio Civil Rights Commission.

I further understand that this agreement does not cover claims which might arise after I sign it and does not waive or release any rights under this separation agreement.

You have twenty-one (21) days to consider whether you want to enter into this letter agreement. If you agree with the above, sign this letter in the space provided below and return it to LSI. If you decide to sign the agreement, it will not become effective for seven (7) days. During that seven-day period, you may change your mind and revoke the agreement. If you choose to revoke this agreement, you must notify LSI, no later than seven (7) days after you sign it, by providing written notice to me.

The terms of this Agreement are confidential.

Sincerely,

LSI INDUSTRIES INC.

By:	/s/ Dennis W. Wells
Dennis Wells, CEO

ACCEPTANCE

Having read and having been given the opportunity to ask questions about its terms, I accept the above letter agreement.

AGREED: /s/ David W. McCauley	DATE: July 17, 2015
David W. McCauley